UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
February 2, 2015 (February 1, 2015)

DIVERSICARE HEALTHCARE SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-12996	62-1559667
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Galleria Boulevard, Brentwood, TN 37027
(Address of Principal Executive Offices) (Zip Code)

(615) 771-7575
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into Material Definitive Agreement.

On February 1, 2015 (the "Effective Date"), Diversicare Healthcare Services, Inc. (the "Company") entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Barren County Health Care Center, Inc. (the “Seller”) to acquire certain land, improvements, furniture, fixtures and equipment, personal property and intangible property, together comprising a 94-bed skilled nursing center in Glasgow, Kentucky, for an aggregate purchase price of $7 million financed through a mortgage loan with The PrivateBank.

Additionally, in a separate and unrelated transaction, the Company assumed operations through a lease agreement of an 85-bed skilled nursing center in Hutchinson, Kansas effective February 1, 2015. The center in Kansas has an initial lease term of 10 years and includes an option to purchase exercisable after the first year of the lease.

These facilities are expected to contribute in excess of $9 million in annual revenues. A copy of a press release describing the transactions is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.01    Completion of Acquisition or Disposition of Assets.

On February 1, 2015 (the "Effective Date"), Diversicare Healthcare Services, Inc. (the "Company") entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Barren County Health Care Center, Inc. (the “Seller”) to acquire certain land, improvements, furniture, fixtures and equipment, personal property and intangible property, together comprising a 94-bed skilled nursing center in Glasgow, Kentucky, for an aggregate purchase price of $7 million.

While the acquisition described above is deemed to involve a significant amount of assets pursuant to the instructions to Item 2 of Form 8-K, separate financial statement of the Facilities are not required to be filed pursuant to Regulation S-X.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Number    Exhibit

99.1        Press release dated February 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVERSICARE HEALTHCARE SERVICES, INC.

By:    /s/ James R. McKnight, Jr.
James R. McKnight, Jr.
Chief Financial Officer

Date:    February 2, 2015

EXHIBIT INDEX

Number    Exhibit

99.1        Press release dated February 2, 2015.